Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2005, except as to the restatement discussed in Note 3 to the consolidated financial statements, which is as of August 12, 2005, relating to the financial statements and financial statement schedules, which appears in ACE Limited’s Annual Report on Form 10-K/A for the year ended December 31, 2004.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 13, 2005